 United States
Securities and Exchange Commission
Washington, DC 20549
___________

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported) March 24, 2008

ALSIUS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51362	20-2620798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15770 Laguna Canyon Road, Suite 150, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 453-0150

(Former Name or Former Address, if Changed Since Last Report)
         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alsius Corporation (the "Company") is filing this report on Form 8-K to report the following events under the applicable subsections of Item 5.02 identified below:

(b)           Dr. Kenneth A. Collins has resigned his position as the Company's Executive Vice President of Regulatory Affairs, Clinical, Quality Assurance and R&D effective July 2, 2008, but will remain available to the Company as a consultant after July 2, 2008.

(e)           On March 24, 2008, John Riolo joined the Company as Vice President of Regulatory Affairs, Clinical and Quality Assurance.  Mr. Riolo has twenty-three years of experience in regulatory affairs, quality assurance and engineering, most recently as Vice President of Quality Assurance, from 2005 to 2008, at DexCom, Inc., which develops glucose monitoring technologies for diabetes.

Pursuant to the terms of Mr. Riolo's employment arrangement with the Company, Mr. Riolo will: (i) receive an annual base salary of $235,000 and an annual target bonus potential of $70,500; (ii) receive a signing bonus of $10,000; and (iii) be granted an option to purchase 168,600 shares of the Company’s common stock pursuant to the terms of the Company’s 2006 equity incentive plan.  As with the Company's other management personnel, Mr. Riolo's options will vest over four years (with 25% vesting after one year of service and the balance in 36 equal monthly installments thereafter), and will be subject to 50% acceleration upon an acquisition or similar change in control, and full acceleration if he is terminated without cause or resigns for good reason after a change in control (each as defined in the Company's standard executive option agreement under the equity plan).

Mr. Riolo will also be eligible to participate in the Company's Change in Control Severance Plan, pursuant to which he will be entitled to six months' base salary and continuation of benefits in the event he is terminated without cause within twelve months after an acquisition or similar change in control.  Mr. Riolo will also be entitled to such benefits in the event he resigns for good reason following a change in control, which includes events such as a resignation due to a material diminution in compensation or duties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 25, 2008
ALSIUS CORPORATION

By: /s/ William J. Worthen
Name: William J. Worthen
Title: President and Chief Executive Officer